EXHIBIT 10.1
VTEX ENERGY, INC.
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July 13, 2004



Mr. Brent A. Kovach
Chief Financial Officer
CLK Energy, Inc.
1615 Poydras St.
5th Floor
New Orleans, LA 70112

Re: Bayou Choctaw Field - West Baton Rouge and Iberville Parishes, Louisiana

Dear Brent:

This letter is to evidence the agreement by and between CLK Energy, Inc., a Delaware corporation ("CLK"), and VTEX Energy, Inc., a Nevada corporation
("VTEX"), with respect to those certain working interests (an undivided 67% interest in certain leases with an undivided 33% interest in certain leases insofar as they cover a certain tract of land) in the Bayou Choctaw Field, located in the Parishes of Iberville and West Baton Rouge, Louisiana, acquired by CLK pursuant to that certain Purchase and Sale Agreement ("PSA") dated effective as of 11:59 p.m. (CDT) on June 30, 2004 (the "Effective Time") by and between CLK , as Buyer, and Icon Oil U.S., LLC ("Icon"), Bligh Petroleum, Inc. and Bligh PNG Limited ("Bligh PNG"). The entirety of the interests acquired by CLK pursuant to the PSA are hereinafter referred to as "Bayou Choctaw".

Subject to the following terms and conditions, for $10.00 and other good and valuable consideration, the sufficiency of which is hereby acknowledged, CLK does hereby grant an exclusive option to VTEX to purchase from CLK and undivided fifty percent (50%) of Bayou Choctaw. The terms and conditions of this option are as follows:

1. The "Option Period" is defined as that certain time period from June 26, 2004 through and including August 10, 2004. In order to exercise this option, VTEX must notify CLK in writing (the "Notice") of its election to exercise this option during the Option Period and satisfy each other provision of this agreement. Such Notice shall include evidence, satisfactory to CLK in its sole discretion, that VTEX has available at that time funds to cover the amounts to be paid by VTEX set forth in sections 2(i) and (ii) below and that VTEX will also have available in the future a minimum of $3,000,000 for its purchase of its interest in Bayou Choctaw and the payment of the Capital Expenditures as set forth in Paragraph 6 below.

2. The cash purchase price to be paid by VTEX to CLK at closing (as hereinafter defined) for an undivided fifty (50%) of Bayou Choctaw shall be the sum of (i) the cash portion of the purchase price as set forth in the PSA, being $1,250,000.00, and (ii) all costs and expenses (including but not limited to capital costs) incurred by CLK in the acquisition and/or ownership, operation, and maintenance of Bayou Choctaw, as further adjusted for any net revenue received by CLK from operations of Bayou Choctaw prior to the Closing (as hereinafter defined) (such amounts are collectively sometimes referred to hereinafter as the "Price"). As additional consideration for CLK's transfer to VTEX of an undivided fifty (50%) interest in Bayou Choctaw, VTEX and/or Stephen Noser ("Noser"), as the case may be, shall, at or prior to Closing, as may be necessary, take the following actions (i) VTEX shall assume its proportionate share (50%) of all obligations, covenants, and liabilities of CLK under the PSA; the Assignment executed in connection therewith which was recorded in the records of West Baton Rouge Parish at COB 450, Entry No. 15 and in the records of Iberville Parish at COB 561, Entry No. 65 ("Assignment"), and the Production Payment, as defined below, (ii) VTEX shall redeem all of its 500,000 shares of Class B Preferred Stock currently outstanding, for no more that 1,000,000 shares of VTEX common stock, (iii) Noser shall obtain the resignation of Mr. McDonald from the Board of Directors, increase the size of the Board of Directors from 2 members to 7, and cause the vacancies left by such resignation and increase in size to be filled by Richard J. Gardner, Rolland R. Londot, Brent A. Kovach, and Robert E. McKee and two other investors in VTEX to be identified by VTEX, (iv) Noser shall take all necessary action to have the individual listed on Exhibit "A" attached hereto elected to the offices and management positions indicated on Exhibit "A" and shall obtain any and all resignations necessary to place such persons in such offices and management positions, (v) VTEX shall enter into employment and compensation agreements with each of the newly elected Board members, officers and managers on terms consistent with industry standards or current VTEX compensation packages, which ever is greater, (vi) VTEX shall issue stock purchase warrants (the "Closing Warrants") to CLK, or its assign(s), providing for the purchase of 1,500,000 shares of newly issued common shares of VTEX at an exercise price of $.50 per share (these warrants shall be exercisable over a five-year period and contain provisions customary to transaction of this type, including piggyback registration rights), (vii) VTEX shall issue in favor of CLK or its assign(s) such number of shares of common stock of VTEX as are necessary to insure that after issuance of the shares of common stock referred to in (ii) above and after the issuance of any shares with respect to any investor equity positions that CLK is the holder at Closing of at least 10% of the fully diluted outstanding shares of common stock of VTEX and would remain the holder of at least 10% of the outstanding shares of common stock of VTEX (other than the Closing Warrants and the Execution Warrants) even if on the day after Closing all outstanding warrants and options (other than the Closing Warrants and the Execution Warrants) were exercised, (viii) VTEX will not spend or commit in excess of $750,000 in capital expenditures in its Bateman Lake Property or undertake any other material capital expenditures prior to Closing without the consent of CLK and (ix) VTEX shall obtain Directors' & Officers' insurance coverage for each of the members of the Board of Directors, officers, and managers in amounts and with such coverages as are satisfactory to each of such directors, officers and managers.

3. At Closing (as hereinafter defined), VTEX shall also pay to CLK an interest factor equivalent to 12% per annum, computed on a 365 day basis on the Price from June 25, 2004 until the date of the Closing (the "Interest" and together with the Price shall be hereinafter referred to as "Cash Option Price").

4. Immediately upon the execution of this agreement by all parties hereto, VTEX shall issue stock purchase warrants (the "Execution Warrants") to CLK, or its assign(s), providing for the purchase of 500,000 shares of newly issued common shares of VTEX at an exercise price of $.50 per share. These warrants shall be exercisable over a five-year period and contain provisions customary to transactions of this type, including piggyback registration rights.

5. If VTEX exercises this option, the closing shall occur at CLK's offices at 9am on the fifth business day after CLK receives the Notice ("Closing"). At Closing, (i) VTEX shall deliver to CLK the Cash Option Price (ii) VTEX and CLK shall execute and deliver an assignment ("VTEX Assignment") by which CLK shall assign to VTEX an undivided fifty percent interest in Bayou Choctaw effective as of the Effective Time, subject to the terms and conditions of the PSA (such Assignment shall be without any representations of warranties except that CLK shall warrant title to the interests being conveyed against any lawful claim of a third party by, through or under CLK, but not otherwise, with the exception that the interest assigned to VTEX shall be specifically and proportionately subject to and burdened by that certain Assignment of Production Payment executed by CLK in favor of Icon Oil U.S., LLC and Bligh PNG Limited recorded in the records of West Baton Rouge Parish at COB 450, Entry No. 18 and in the records of Iberville Parish at COB 561, Entry No. 68 ("Production Payment") and the overriding royalty interest conveyed to _________, recorded in the records of West Baton Rouge at COB __, Entry No. ____ and the overriding royalty interest to be conveyed in favor of ___ covering the leases on the Victory tract, recorded at COB___ Entry Nos. __________, (iii) VTEX shall execute and deliver any instruments necessary to evidence VTEX's assumption of obligations under the PSA, Assignment and Production Payment and their ratification of the Operating Agreement by and between CLK, Icon, and Bligh PNG ("OA") and (iv) VTEX and Noser shall execute and cause to be executed all documents, agreements, certificates, resolutions, agreements or other documentation necessary to evidence compliance with and satisfaction of all VTEX's and Noser's obligations hereunder, including but not limited to those set forth in subsections 2(ii)-(ix) above.

6. If the Closing occurs, VTEX shall pay 100% of the expenses and liabilities associated with Bayou Choctaw, including but not limited to 100% of the leasehold operating expenses as defined in paragraph 2.2(c) of the PSA and 100% of the Capital Expenditures (as defined in the PSA in paragraph 2.2(d)) within the time frame provide for such expenditures in the PSA and any payments, if any, required to be made under the Production Payment before Payout (defined below), and shall be entitled to receive 100% of the proceeds attributable to Bayou Choctaw until such time as the "net proceeds" attributable to Bayou

Choctaw received by VTEX equal the sum of (i) 110% of the Option Price and (ii) 110% of the Capital Expenditures (as defined in the PSA) actually paid for by VTEX but which cannot exceed $5,000,000 ("Payout"). "Net Proceeds" are defined for purposes of this provision as the total compensation received by VTEX for the gross sale of Hydrocarbons from Bayou Choctaw less the Louisiana Production Taxes, lease royalties, overriding royalties, other lease burdens and lease operating expenses applicable to Bayou Choctaw, but not any costs comprising Capital Expenditures. After Payout, CLK and VTEX shall each be entitled to 100% of the proceeds attributable to their respective working interests. The provisions of this Section shall survive the Closing.

7. CLK is currently named Operator under the OA. Upon execution of the VTEX Assignment, CLK shall resign as Operator and CLK and VTEX shall vote under the OA to have VTEX elected as the Operator. Therefore, VTEX shall perform all duties of the Operator under such OA. It is agreed, however, that only CLK shall propose drilling or reworking operations and VTEX shall concur with CLK's proposals unless it reasonably deems such operation imprudent, impracticable, or uneconomic. Before any work is commenced on any well, CLK shall submit to VTEX written procedures for such work together with estimates of all costs. VTEX shall commence such work in a timely manner unless it reasonably deems such work to be imprudent, impracticable, or uneconomic or VTEX's Control of Well Insurance Carrier rejects coverage for such work. Both parties shall receive daily drilling reports and shall confer daily regarding work to be performed. The provisions of this Section shall survive the Closing.

8. The provisions of Section 6 are qualified as follows. In the event that after the expending of funds sufficient to fulfill CLK's obligations pursuant to
Section 2.2(a) of PSA but prior to the expenditure of $5,000,000 in Capital Expenditures by VTEX, VTEX elects that it no longer desires to make any further expenditures, it may relieve itself of its obligation to pay for the Capital Expenditures required under the PSA by notifying CLK immediately of such decision, but in no event later than June 25, 2005 and contemporaneously with the giving of such notice VTEX shall immediately re-assign to CLK all of the interests that it acquired from CLK or that it otherwise acquired covering lands in the Area of Mutual Interest created by the OA effective as of the first day of the first calendar month following the date of such election (the "Re-Assignment"); provided, however that VTEX shall except from such Re-Assignment and shall be permitted to retain fifty (50%) of the Applicable Percentage (as defined in the PSA) in each well then producing that was drilled or reworked by VTEX and that portion of the Leases (as defined in the PSA) insofar and only insofar as a Lease or Leases cover any acreage within a square surrounding each such producing well, comprising 5 acres, and then as to each such well and leasehold interest only to horizons from the surface down to 100 ft. below the stratigraphic equivalent of the deepest depth drilled in each such well (the "Retained Wells") Upon the Reassignment, VTEX shall have no further rights regarding the reassigned interests and shall resign as Operator as to all wells with the exception of the Retained Wells. Until Payout has occurred, VTEX shall be entitled to receive 100% of the proceeds attributable to its interests in the Retained Wells together with the interest of CLK in the Retained Wells and shall pay 100% of the expenses and liabilities associated with such interests. After Payout, VTEX shall only be entitled to the net proceeds attributable to fifty (50%) of the Applicable Percentage (as defined in the PSA) in the Retained Wells and CLK shall be entitled to the proceeds form 50% of the Applicable Percentage (as defined in the PSA) in the Retained Wells and 100% of the proceeds from the rest of Bayou Choctaw. The provisions of this Section shall survive the Closing.

9. VTEX at Closing will reimburse CLK for overhead costs of $50,000 accrued during the option period. After Closing, VTEX overhead expenditures in Houston and New Orleans will be determined by the Board of Directors.

Very Truly Yours,

VTEX Energy, Inc.

By:  /s/ Stephen Noser

Its: President

                             Accepted and Agreed to this 13th day of July, 2004

                                            CLK Energy, Inc.

                                            By: /s/ R. J. Gardner

                                            Its: President